Exhibit 10(a)106

EXECUTIVE ANNUAL INCENTIVE PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2010)

Certificate of Amendment

Amendment No. 1

THIS INSTRUMENT, executed this 15th day of December, 2011, but made effective January 27, 2011, constitutes the First Amendment of the Executive Annual Incentive Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2010) (the “Plan”).

All capitalized terms used in this Amendment No. 1 shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 8.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of January 27, 2011, the Plan is hereby amended as follows:

1.	Plan Section 4.01 is amended in its entirety to read as follows:

4.01
Eligibility.  In order to be eligible to participate in the Plan for a Performance Period, an individual must be (a) an Employee; (b) employed by a System Company before the commencement of the last quarter of the Performance Period or employed by a System Company for a minimum of 3 months during such Performance Period; (c) physically worked at least one business day during such Performance Period; and (d) employed at a System Management Level on the last day of the Performance Period, except in the event of certain status changes including, but not limited to, death, Disability and Retirement during such Performance Period (which shall be addressed by administrative guidelines implemented by the office of the senior-most System officer with responsibility for Human Resources and Administration).

2.	Plan Section 4.04 is amended in its entirety to read as follows:

4.04
Status Change During Performance Period.  No Awards shall be payable to an individual who, prior to the end of the Performance Period, separates from employment for reasons other than death, Retirement or Disability.  In the event, during a Performance Period, of a Participant’s promotion to a System Management Level, promotion or demotion among System Management Levels, death, Disability or Retirement, eligibility for Awards shall be determined pursuant to administrative guidelines implemented pursuant to this Plan by the office of the senior-most System officer with responsibility for Human Resources and Administration and the Participant’s Award (if any) will be paid:  (a) if the Performance Goals are satisfied in accordance with the terms of the Plan; and (b) at the same time that Awards are paid to Participants who do not have such a separation from employment or change in status.

IN WITNESS WHEREOF, the Personnel Committee has caused this First Amendment to the Executive Annual Incentive Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2010) to be executed by its duly authorized representative on the day, month, and year above set forth, but effective January 27, 2011.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ E. Renae Conley
E. Renae Conley
Executive Vice-President,
Human Resources and Administration